Exhibit 6.1

NATIV MOBILE, LLC

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into this March 8, 2019 (the “Effective Date”), by and between Nativ Mobile, LLC (together with its affiliates, successors and assigns, the “Company”) and Justin Hines (“Employee”):

W I T N E S S E T H:

WHEREAS, the Company is a limited liability company organized under the laws of the State of Delaware with a principal place of business located at 213 W. Institute Place, Suite 307, Chicago, Illinois 60610; and

WHEREAS, Employee is now the General Counsel of the Company.

WHEREAS, Employee is currently under contractual rights to the Company pursuant to that certain Current Media Offer Letter dated as of December 3, 2018 and executed by the Employee and the Company.

WHEREAS, the Company wishes to enter into a formal agreement with Employee to set forth the terms of Employee’s employment with the Company.

WHEREAS, in the course of the employment contemplated under this Agreement, it will be necessary for Employee to acquire knowledge of certain trade secrets and other confidential and proprietary information regarding the Company; and

WHEREAS, the Company and Employee (collectively referred to herein as the “Parties”) acknowledge and agree that the execution of this Agreement is necessary to memorialize the terms and conditions of their employment relationship as well as safeguard against the unauthorized disclosure or use of the Company’s confidential information and to otherwise preserve the goodwill and ongoing business value of the Company;

NOW THEREFORE, in consideration of the mutual covenants contained herein, as well as other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

Employment.

The Company agrees to employ Employee as General Counsel hereby accepts such employment upon the terms and conditions contained herein.

Duties. Employee shall have such responsibilities, duties and authority that are consistent with the position described above and as may from time to time be assigned to Employee by the Company.

Best Efforts and Duty of Loyalty. During the term of employment with the Company, Employee covenants and agrees to perform all assigned duties in a diligent and professional manner and in the best interest of the Company. Employee agrees to devote her full working time, attention, talents, skills and best efforts to further the Company’s business and agrees not to take any action, or make any omission, that deprives the Company of any business opportunities or otherwise act in a manner that conflicts with the best interest of the Company or is otherwise detrimental to its business or reputation. Employee shall act at all times in accordance with any applicable policies which may exist or be adopted by the Company from time to time.

At-Will Employment. Employee specifically acknowledges and accepts such employment on an “at-will” basis and agrees that, subject to the terms contained in Section 5 hereof, both Employee and the Company retain the right to terminate this relationship at any time, with or without cause or prior warning, for any reason not prohibited by applicable law. Employee acknowledges that nothing in this Agreement is intended to create, nor should be interpreted to create, an employment contract of any specified length of time between the Company and Employee.

Warranties & Indemnification.

Employee warrants that he/she is not a party to any contract, restrictive covenant, or other agreement purporting to limit or otherwise adversely affecting his/her ability to secure employment with any third party. Alternatively, should any such agreement exist, Employee has fully disclosed such agreement to Company and warrants that the contemplated services to be performed hereunder will not violate the terms and conditions of any such agreement. In either event, Employee agrees to fully indemnify and hold the Company harmless from any and all claims arising from, or involving the enforcement of, any such restrictive covenants or other agreements.

Restricted Duties.

Employee agrees not to disclose, or use for the benefit of the Company, any confidential or proprietary information belonging to any predecessor employer which otherwise has not been made public and further acknowledges that the Company has specifically instructed him/her not to disclose or use such confidential or proprietary information. Based on his/her understanding of the anticipated duties and responsibilities hereunder, Employee acknowledges that such duties and responsibilities will not compel the disclosure or use of any such confidential and proprietary information.

Compensation and Benefits.

For all services performed hereunder, the Company agrees to pay Employee the following compensation and offer the following employee benefits:

Base Salary. Company will pay to Employee an annual base salary in the amount of One Hundred Eighty- Five Thousands Dollars and No Cents ($185,000.00), to be paid in equal bi-monthly installments, less applicable deductions and withholdings required by law or as authorized by Employee. Employee’s salary shall be subject to annual review for adjustments at such time as the Company conducts salary reviews for similarly situated employees generally.

Annual Bonus. Employee shall be eligible to receive an annual discretionary bonus (“Employee Bonus”) in an amount up to 15% of Employee’s annual salary. The Employee Bonus shall be comprised of the following: (i) up to 50% of the Employee Bonus shall be based on the Company’s overall performance; and (ii) the remainder of the Employee Bonus shall be awarded based on Employee’s personal performance as assessed by criteria established by the Company from time-to-time in its sole discretion. In the first year of Employee’s employment with the Company, the Employee Bonus shall be prorated according to the Effective Date of this Agreement. The Parties acknowledge that employee bonuses paid by the Company are typically distributed within two months after the end of the previous calendar year. The Company reserves the right to pay all or a portion of the Employee Bonus in the Company’s CRNC tokens.

Expenses. Company will reimburse Employee for, or pay directly, reasonable business expenses incurred by Employee at the request of, or on behalf of, Company in the performance of Employee’s duties under this Agreement (the “Expenses”); provided that Employee: (i) requests and receives prior written approval for Expenses incurred by Employee, and (ii) incurs and accounts for Expenses in accordance with all Company policies and directives as in effect from time to time including, without limitation, the maintenance and delivery to Company of receipts for Expenses.

Paid Time Off; Work Remote. At any time after sixty (60) days from the Effective Date of this Agreement, Employee shall be entitled to unlimited approved paid time off (PTO). Furthermore, at any time after thirty (30) days from the Effective Date, Employee shall be entitled to participate in the Company’s work- remote (WR) plan. With respect to both PTO and WR, in order to participate in such plans, Employee shall be required to request PTO and WR in accordance with the Company’s procedures in effect during the term of this Agreement, which procedures may be modified from time-to-time in the Company’s sole discretion.

Employee Benefits and Programs. Employee shall be entitled to participate in the Company’s various employee benefits’ programs in effect from time-to-time, including, but not limited to, health, dental, vision, disability, defined contribution (401K) and parental leave, offered to similarly ranked employees, as all such benefits shall be determined and administered in accordance with the personnel policies established by the Company from time to time.

Option Grant. Upon the finalization of the Company’s (or its successors, including Current Media, Inc.) employee incentive stock option plan, Employee shall be eligible to receive stock options (“Options”) convertible to 0.7% of the Company’s common stock, vested evenly over four years. To the extent that Employee is terminated by the Company for “cause” (as defined below), Employee shall forfeit his/her entitlement to Options regardless of whether such Options have vested. To the extent that Employee is terminated by the Company “without cause” (as defined below), Employee shall be entitled to his/her previously vested Options and 50% of all non-vested Options. The terms and conditions of any Options grants made to Employee shall be in accordance with the Company’s employee stock option plan.

Termination.

Without Cause. Employee’s employment may be terminated at any time, without cause, by either party upon two (2) weeks’ advance written notice or pay in lieu of notice. In such event, Employee shall only be entitled to such compensation, benefits and perquisites which have been paid or fully accrued as of the effective date of her separation.

With Cause. Employee’s employment may be terminated at any time for “cause” without notice or prior warning. For purposes of this Agreement, “cause” shall mean the Company’s good faith determination that Employee has:

Failed, refused or otherwise been deemed unable to fully and timely comply with the terms and conditions of this Agreement and Employee’s general scope of employment, specifically including any reasonable instructions, orders or requested deliverables issued by the Company from time-to-time;

Violated any Company policy or procedures;

Disclosed without proper authorization any Confidential Information; or

Engaged in any act which, in the opinion of the Company, is contrary to its best interests or might hold the Company, its officers or directors up to possible civil or criminal liability;

Employee dies or suffers a Disability (as defined herein). For purposes of this Agreement, Employee shall be considered to have suffered a “Disability” upon the occurrence of one or more of the following events: (i) Employee becomes eligible for or receives any benefits pursuant to any disability insurance policy as a result of a determination under such policy that Employee is permanently disabled; (ii) Employee becomes eligible for or receives any disability benefits under the Social Security Act; or (iii) Employee is and will likely remain unable to perform the essential functions of his duties or responsibilities hereunder with reasonable accommodation as a result of any mental or physical impairment;

Being charged by the proper authorities with a fraud, embezzlement, or any other felony or other crime or moral turpitude; or

Engaged in such other conduct recognized at law as constituting cause.

Upon the occurrence or discovery of any event specified above, the Company shall have the right to terminate Employee’s employment, effective immediately, by providing notice thereof to Employee without further obligation to him/her, other than accrued wages or other accrued benefits of employment, which shall be paid in accordance with applicable law.

Restrictive Covenants.

Confidential Information. At all times during the term of this Agreement and, as applicable, after the termination of this Agreement, Employee acknowledges that he/she is and will be bound by the terms of that certain Confidentiality and Non-Compete Agreement between Employee and Company.

Non-Disparagement. Employee shall not at any time knowingly or intentionally damage or destroy the goodwill and esteem of Company. Without limiting the foregoing, Employee shall not at any time make false, misleading or disparaging statements about the Company, including, without limitation, its services, management, employees or clients.

Right to Injunction. In the event Employee breaches any of Employee’s obligations in this Section 6, Employee agrees that the Company will be entitled to injunctive relief from a court of competent jurisdiction, or from any arbitration forum specified in this Agreement. Employee understands and agrees that the Company will suffer immediate and irreparable harm and that money damages will not be adequate to compensate the Company or to protect and preserve the status quo pending arbitration. Therefore, EMPLOYEE CONSENTS TO THE ISSUANCE OF A TEMPORARY RESTRAINING ORDER OR A PRELIMINARY OR PERMANENT INJUNCTION enforcing any of the forgoing.

Survival of Restrictive Covenants. Employee acknowledges that the above restrictive covenants shall survive the termination of this Agreement and the termination of Employee’s employment for any reason. Employee further acknowledges that any alleged breach by the Company of any contractual, statutory or other obligation shall not excuse or terminate the obligations hereunder or otherwise preclude the Company from seeking injunctive or other relief. Rather, Employee acknowledges that such obligations are independent and separate covenants undertaken by Employee for the benefit of the Company.

Scope of Restrictions. If the scope of any restriction contained in any preceding paragraphs of this Agreement is deemed too broad to permit enforcement of such restriction to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law, and Employee hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

General Provisions.

Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient; (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iii) as indicated on the return receipt after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient at, as applicable, (i) the Company’s primary business address, or (ii) the Employee’s last known home address.

Where this Agreement provides for notice in any manner, such notice may be waived in writing by the person entitled to receive such notice, whether before or after the event, any such waiver shall be equivalent of such notice. Any Party entitled to notice may change the address to which notices or other communications to such Party will be delivered or mailed by giving notice thereof to the parties hereto in the manner provided in this Agreement.

Assignment. The rights and obligations of the Company under this Agreement shall inure to its benefits, its successors and affiliated companies and shall be binding upon the successors and assigns of the Company. This Agreement, being personal to Employee, cannot be assigned by Employee, but his/her personal representative shall be bound by all its terms and conditions. Any notice hereunder shall be sufficient if in writing and mailed to the last known residence of Employee or to the Company at its principal office.

Amendments & Modifications. Except as specifically provided herein, no modification, amendment, extension or waiver of this Agreement or any provision hereof shall be binding upon the Company or Employee unless in writing and signed by both Parties. The waiver by any party of breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach.

Severability. The Parties agree that each and every paragraph, sentence, clause, terms and provision of this Agreement is severable and that, in the event any portion of this Agreement is adjudged to be invalid or unenforceable, the remaining portions thereof shall remain in effect and be enforced to the fullest extent permitted by law. Further, should any particular clause, covenant, or provision of this Agreement be held unreasonable or contrary to public policy for any reason, the Parties acknowledge and agree that such covenant, provision or clause shall automatically be deemed modified such that the contested covenant, provision or clause will have the closest effect permitted by applicable law to the original form and shall be given effect and enforced as so modified to whatever extent would be reasonable and enforceable under applicable law.

Notice of Claim. Employee acknowledges the Company’s need for prompt notice, investigation, and resolution of claims filed against it due to the number of relationships it has with employees and others and due to the turnover among such individuals with knowledge relevant to any underlying claim. Accordingly, Employee agrees prior to initiating any litigation of any type (including but not limited to employment discrimination litigation, wage litigation, defamation, or any other claim) to notify the Company, by sending certified letter addressed to the Company’s General Counsel setting forth: (i) claimant’s name, address, and phone number; (ii) the nature of the claim; (iii) the date the claim arose; and (iv) the relief requested. This provision is in addition to any other notice and exhaustion requirements that might apply.

Choice of Law. This Agreement shall be deemed to have been made within the State of Illinois and shall be interpreted and construed in accordance with the laws of the State of Illinois. Any and all matters of dispute of any nature whatsoever arising out of, or in any way connected with the interpretation of this Agreement, any disputes arising out of the Agreement or the employment relationship between the Parties hereto, shall be governed by, construed by and enforced in accordance with the laws of the State of Illinois without regard to any applicable state’s choice of law provisions. In the event of any legal proceeding between the parties arising out of or relating to this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees.

Outside Representations. Employee represents and acknowledges that in signing this Agreement he/she does not rely, and has not relied, upon any representation or statement made by the Company or by any of the Company’s employees, officers, agents, stockholders, directors or attorneys with regard to the subject matter, basis or effect of this Agreement other than those specifically contained herein.

Voluntary & Knowing Execution. Employee acknowledges that he/she has been offered a reasonable amount of time within which to consider and review this Agreement; that he/she has carefully read and fully understands all of the provisions of this Agreement; and that he/she has entered into this Agreement knowingly and voluntarily.

Delay. No delay, omission or forbearance on the part of a Party in the exercise of any power or right shall operate as a waiver thereof, nor shall any single or partial delay, omission or forbearance in the exercise of any other power or right. The rights and remedies of a Party provided herein are cumulative and are not exclusive of any other rights and remedies provided by law.

Counterparts. This Agreement may be executed and delivered in two or more identical counterparts, by facsimile or email (PDF format), each of which shall be deemed an original, and together which shall be deemed to be one and the same instrument.

Withholding. Anything in this Agreement to the contrary notwithstanding, all payments required to be made by Company under this Agreement to Employee will be subject to the withholding of such amounts relating to taxes or other charges as Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

Tax Consequences. Company will have no obligation to any person or entity entitled to the benefits of this Agreement with respect to any tax obligation any such person or entity incurs as a result of or attributable to this Agreement, including all supplemental agreements and employee benefits plans incorporated by reference therein, or arising from any payments made or to be made under this Agreement or thereunder.

Headings. The headings used in this Agreement are for the purpose of convenience and shall be ignored in any construction of it.

Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto concerning the subject matter hereof and shall supersede all prior and contemporaneous agreements between the Parties in connection with the subject matter of this Agreement.

IN WITNESS WHEREOF, the Parties have signed this Agreement effective as of the date first above-written.

Justin Hines

NATIV MOBILE, LLC

By:	/s/ Jessica Joseph
ITS:	Jessica Joseph
Director, Human Resources & Talent